Exhibit 5.1

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

November 21, 2018

Re: Wize Pharma, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Wize Pharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholders of up to 13,706,000 shares of the Company’s common stock, consisting of (i) 3,100,000 shares of common stock (the “Common Shares”), (ii) 1,350,000 shares of common stock issuable upon conversion of Series A Preferred Stock (the “Conversion Shares”) and (iii) 9,256,000 shares of common stock are issuable upon exercise of warrants (the “Warrant Shares” and collectively with the Common Shares and the Conversion Shares, the “Registrable Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Registrable Shares, including the Conversion Shares, when issued pursuant to the terms of the Certificate of Designations of Series A Preferred Stock, and the Warrant Shares, when paid for and issued pursuant to the terms of the applicable warrants, are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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